 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Aspira Women’s Health Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ASPIRA WOMEN’S HEALTH INC.

12117 Bee Caves Road, Building III, Suite 100
Austin, Texas 78738

(512) 519-0400

Supplementary information about the 2022 annual meeting of stockholders to be held in a virtual meeting format only, via live webcast,

at 8:00 a.m. Eastern Daylight Time on Thursday, June 23, 2022

This statement (this “Supplement”) supplements and amends the definitive proxy statement dated April 29, 2022 (the “Proxy Statement”) of Aspira Women’s Health Inc. (the “Company,” “we,” “us” or “our”) furnished to holders of Company common stock, par value $0.001 per share (“Common Stock”), in connection with the solicitation of proxies on behalf of the Company’s board of directors (our “Board”) for the 2022 annual meeting of stockholders (the “Annual Meeting”) scheduled to be held on June 23, 2022, and any adjournment or postponement thereof. The Annual Meeting will be held in a virtual meeting format only, via live webcast, at 8:00 a.m. Eastern Daylight Time on Thursday, June 23, 2022. The record date for the determination of the stockholders who are entitled to vote at the Annual Meeting is the close of business on April 27, 2022, which is the same record date specified in the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply. This Supplement is being filed with the Securities and Exchange Commission and is being made available to our stockholders on June 7, 2022.

The Proxy Statement contains important additional information, and this Supplement should be read in conjunction with it.

REMOVAL OF PROPOSAL THREE REGARDING APPROVAL OF

AN amendment to the Vermillion, Inc. 2019 Stock Incentive Plan
FROM STOCKHOLDER CONSIDERATION

On June 6, 2022, our Board determined not to seek stockholder approval at the Annual Meeting of Proposal Three regarding an amendment to the Vermillion, Inc. 2019 Stock Incentive Plan (the “2019 Plan”), which would (i) change the name of the 2019 Plan to the “Aspira Women’s Health Inc. 2019 Stock Incentive Plan” and (ii) effectuate an increase in the number of shares of Common Stock authorized to be granted under the 2019 Plan by 8,000,000 shares (from 10,492,283 to 18,492,283). Accordingly, we are no longer proposing to modify the 2019 Plan as set forth in Proposal Three, and Proposal Three has been removed from the agenda for the Annual Meeting and will not be considered or voted on at the Annual Meeting. All other proposals presented in the Proxy Statement remain on the agenda for the Annual Meeting and will be considered and voted on at the Annual Meeting as set forth in the Proxy Statement.

Although our Board believes that Proposal Three was appropriately proposed by us, upon further review and careful consideration of various marketplace factors and the views of Company management and the Company’s advisors, our Board has determined that it is in the best interest of the Company and our stockholders to remove Proposal Three from stockholder consideration at the Annual Meeting.

In light of the removal of Proposal Three from consideration at the Annual Meeting, we note to our stockholders the following important matters regarding voting:

•	We will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the removal of Proposal Three;

•

 Any proxy card or voting instructions received to date or received in the future for Proposal One (the election of the seven director nominees named in the Proxy Statement), Proposal Two (the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement) and Proposal Four (the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022) are and will be valid;

•

Any voting directions on Proposal Three received via proxy cards or voting instructions will be disregarded, and no shares will be voted with respect to Proposal Three. Proxy cards or voting instructions received and providing direction on the remaining proposals (Proposals One, Two and Four) will remain valid and will be voted on those proposals as directed in such proxy card or voting instructions; and

•

If you have already submitted a proxy card or voting instructions, you do not need to resubmit them with different directions unless you wish to change any votes previously cast on the remaining proposals or revoke your proxy (as discussed in greater detail in the Proxy Statement). You may change your vote at any time prior to the Annual Meeting (as discussed in greater detail in the Proxy Statement).

Your votes regarding the remaining proposals are important. Please vote on these proposals as described in the Proxy Statement.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Annual Meeting, we filed the Proxy Statement with the Securities and Exchange Commission on April 29, 2022, and, on or about May 13, 2022, we commenced mailing our notice of internet availability of proxy materials, which serves to notify our stockholders that the Proxy Statement, its related proxy card, a notice of meeting and our Annual Report on Form 10-K for the year ended December 31, 2021 are available to them over the Internet unless otherwise instructed by the stockholder. Before making any voting decision, stockholders are urged to read the Proxy Statement and all of the related proxy materials carefully. Copies of the proxy materials, including the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 are available at www.aspirawh.com and www.proxyvote.com.